                                                                    EXHIBIT 23.1


                  [SAMSON BELAIR DELOITTE & TOUCHE LETTERHEAD]



AUDITOR'S CONSENT


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549
USA


We hereby consent to the inclusion in the annual Report on Form 20-F of Campbell Resources Inc. (the "Corporation") for the year ended December 31, 2001 of our report dated March 14, 2002, relating to the Consolidated Financial Statements of the Corporation as at and for the year ended December 31, 2001, which appears under Item 17 of the aforementioned Annual Report.

We also consent to the incorporation by reference of our report in the Registration Statements on Form S-8 (registration Nos. 33-28296, 33-91824, 333-93063 and 333-6236) pertaining to the Corporation's Employee Incentive Plan and Directors' Stock Option Plan.


/s/ SAMSON BELAIR DELOITTE & TOUCHE
Chartered Accountants



Montreal, Canada
May 10, 2002